CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of July 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of July 2007.

Operational statistics for the month of July 2007 and the comparative figures for the previous month are as follows:

		July 2007	June 2007

1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	113.679 million	112.570 million
	- Post-paid Subscribers	58.832 million	58.087 million
	- Pre-paid Subscribers	54.847 million	54.483 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	7.806 million	6.697 million
	- Post-paid Subscribers	4.565 million	3.820 million
	- Pre-paid Subscribers	3.241 million	2.877 million

	Aggregated Number of CDMA Cellular Service Subscribers	39.408 million	39.062 million
	- Post-paid Subscribers	36.192 million	35.878 million
	- Pre-paid Subscribers	3.216 million	3.184 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	2.915 million	2.569 million
	- Post-paid Subscribers	2.738 million	2.424 million
	- Pre-paid Subscribers	0.177 million	0.145 million

		July 2007	June 2007

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	6.6221 billion	5.6376 billion
	- Domestic Long Distance	6.5174 billion	5.5478 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1047 billion	0.0898 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	7.1523 billion	6.1760 billion
	- Domestic Long Distance	7.0912 billion	6.1231 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0611 billion	0.0529 billion

Notes:

1.                  All the Aggregated Numbers recorded for the months of June 2007 and July 2007 are aggregated data reported at 24:00 on 30 June 2007 and 31 July 2007 respectively.

2.                  The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of July 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 July 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of June 2007 and July 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua
Non-executive Director:	Lu Jianguo
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 17 August 2007